Exhibit 12.1

Statement Re: Computation of Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010

Income before income taxes	$53,540	$56,017	$210,500	$212,925	$217,446	$196,411	$172,741

Interest expense, including interest on deposits	22,191	19,227	81,211	82,495	103,168	133,538	186,627

Amortization of debt discount(premium) and expenses, including amounts capitalized	150	83	334	315	297	280	265

Estimated interest component of net rental expense (1)	1,487	1,472	5,932	6,202	6,301	6,026	5,898

Earnings	$77,368	$76,799	$297,976	$301,937	$327,212	$336,255	$365,531

Interest expense, including interest on deposits	$22,191	$19,227	$81,211	$82,495	$103,168	$133,538	$186,627

Amortization of debt discount(premium) and expenses, including amounts capitalized	150	83	334	315	297	280	265

Estimated interest component of net rental expense (1)	1,487	1,472	5,932	6,202	6,301	6,026	5,898

Fixed Charges, excluding preferred stock dividends and discount accretion	23,828	20,782	87,476	89,012	109,766	139,844	192,790

Preferred stock dividends and discount accretion	—	—	—	—	—	—	16,303

Interest, including amounts capitalized	22,191	19,227	81,211	82,495	103,168	133,538	186,627
Amortization of debt discount(premium) and expenses, including amounts capitalized	150	83	334	315	297	280	265
Interest factor of rental expense (1)	1,487	1,472	5,932	6,202	6,301	6,026	5,898

Fixed Charges, excluding preferred stock dividends and discount accretion	23,828	20,782	87,476	89,012	109,766	139,844	192,790
Preferred Dividend requirements	—	—	—	—	—	—	16,303

Fixed Charges, including preferred stock dividends and discount accretion	$23,828	$20,782	$87,476	$89,012	$109,766	$139,844	$209,093

Less Interest on Deposits	(9,823)	(7,897)	(35,110)	(36,770)	(56,895)	(83,083)	(122,359)

Fixed Charges, excluding Interest on Deposits	14,005	12,886	52,366	52,241	52,871	56,761	86,734

Consolidated Ratio of Earnings to Fixed Charges (including interest on deposits)	3.25	3.70	3.41	3.39	2.98	2.40	1.90

Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Dividends (including interest on deposits)	3.25	3.70	3.41	3.39	2.98	2.40	1.75

Income before income taxes	$53,540	$56,017	$210,500	$212,925	$217,446	$196,411	$172,741

Interest expense, excluding interest on deposits	12,368	11,330	46,101	45,725	46,273	50,455	64,268

Amortization of debt discount(premium) and expenses, including amounts capitalized	150	83	334	315	297	280	265

Estimated interest component of net rental expense (1)	1,487	1,472	5,932	6,202	6,301	6,026	5,898

Earnings	$67,545	$68,903	$262,866	$265,166	$270,317	$253,172	$243,172

Interest expense, excluding interest on deposits	12,368	11,330	46,101	45,725	46,273	50,455	64,268

Amortization of debt discount(premium) and expenses, including amounts capitalized	150	83	334	315	297	280	265

Estimated interest component of net rental expense (1)	1,487	1,472	5,932	6,202	6,301	6,026	5,898

Fixed Charges, excluding preferred stock dividends and discount accretion	14,005	12,886	52,366	52,241	52,871	56,761	70,431

Preferred stock dividends and discount accretion	—	—	—	—	—	—	16,303

Fixed Charges, including preferred stock dividends and discount accretion	$14,005	$12,886	$52,366	$52,241	$52,871	$56,761	$86,734

Consolidated Ratio of Earnings to Fixed Charges (excluding interest on deposits)	4.82	5.35	5.02	5.08	5.11	4.46	3.45

Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Dividends (excluding interest on deposits)	4.82	5.35	5.02	5.08	5.11	4.46	2.80

(1)	Represents one-third of total rent expense